EXHIBIT 10.40

[ZELTIQ logo]

May 26, 2010

Liz Newman

ZELTIQ Aesthetics

4698 Willow Road

Pleasanton, CA 94588

Dear Liz,

It is my great pleasure to notify you of your promotion to Vice President of Marketing, effective June 1, 2010. As VP, you will continue to report to me and will retain your current supervisory role over our (ever-growing) Marketing Department. You have demonstrated to me and to the rest of the Senior Team that you are an incredibly productive, collaborative, and professional team player. You have embraced the challenges facing ZELTIQ in its pre-clearance phase and have delivered a marketing program that exceeded my expectations. At the same time, you’ve engineered a thorough, thoughtful preparation for our CoolSculpting era. And you’ve hired a delightful, high-functioning team. What a great job!

As a result of your promotion, your Base Salary will be increased to $225,000 per year. In addition, as a VP you are now eligible for a (pro-rated) 25% bonus should we hit our 2010 targets. Finally, I am delighted to conditionally extend an offer of 400,000 shares of Stock Options (subject to Board/Compensation Committee approval). If we deliver the business results that I believe are within our grasp, your stock options will provide a wonderful financial outcome for you and your family.

I’ve enjoyed our working relationship this far and look forward to this continuing. Congratulations on the promotion, Liz!

Sincerely,

/s/ Gordie Nye
Gordie Nye
President & CEO